Gladstone Capital Corporation Reports Results for the Second Quarter Ended March 31, 2011

Net Investment Income for the three and six months ended March 31, 2011 was $4.4 million and $9.1 million, or $0.21 and $0.43 per share, respectively.

Net Decrease in Net Assets Resulting from Operations for the three and six months ended March 31, 2011 was $8.4 million and $6.3 million, or $0.40 and $0.30 per share, respectively.

MCLEAN, Va., May 3, 2011 /PRNewswire/ -- Gladstone Capital Corporation (Nasdaq: GLAD) (the "Company") today announced earnings for the second quarter ended March 31, 2011. All per share references are per basic and diluted weighted average common shares outstanding, unless noted otherwise.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONECAPITAL )

Net Investment Income for 3 Months: Net Investment Income for the quarter ended March 31, 2011 was $4.4 million, or $0.21 per share, as compared to $4.5 million, or $0.21 per share, for the prior year period, a decrease in Net Investment Income of 1.0%. Net Investment Income decreased primarily due to lower interest income, partially offset by decreased interest expense and other costs. The lower interest income was due to a decrease in the weighted average cost basis of our interest-bearing investments, which primarily resulted from increased principal repayments and limited new investment activity subsequent to March 31, 2010. The decreased interest expense was primarily due to lower average borrowings outstanding in the three months ended March 31, 2011, which were 76.3% less than the prior year period.

Net Investment Income for 6 Months: Net Investment Income for the six months ended March 31, 2011 was $9.1 million, or $0.43 per share, as compared to $8.9 million, or $0.42 per share, for the prior year period, an increase in Net Investment Income of 1.8%. Net Investment Income increased primarily due to lower interest expenses resulting from lower average borrowings outstanding and the reversal of related fees during the six months ended March 31, 2011, partially offset by decreased investment income. The average borrowings outstanding during the six months ended March 31, 2011 was $17.2 million, as compared to $70.0 million in the prior year period, a decrease of 75.4%. Interest income from investments in debt securities decreased for the six months ended March 31, 2011, due to a decrease in the average cost basis of our interest-bearing investment portfolio, which primarily resulted from increased principal repayments and limited new investment activity subsequent to March 31, 2010.

Net (Decrease) Increase in Net Assets Resulting from Operations for 3 Months: Net (Decrease) Increase in Net Assets Resulting from Operations for the quarter ended March 31, 2011 was ($8.4 million), or ($0.40) per share, as compared to an increase of $8.0 million, or $0.38 per share, for the prior year period. The decrease in Net (Decrease) Increase in Net Assets Resulting from Operations from the prior year was primarily driven by net unrealized depreciation of the Company's investment portfolio of $13.1 million for the quarter ended March 31, 2011, compared to net unrealized appreciation of $2.5 million for the prior year period.

Net (Decrease) Increase in Net Assets Resulting from Operations for 6 Months: Net (Decrease) Increase in Net Assets Resulting from Operations for the six months ended March 31, 2011 was ($6.3 million), or ($0.30) per share, as compared to $14.3 million, or $0.68 per share, for the prior year period. The decrease in the Net (Decrease) Increase in Net Assets Resulting from Operations from the prior year period was primarily driven by net unrealized depreciation of the Company's investment portfolio of $16.0 million for the six months ended March 31, 2011, compared to net unrealized appreciation of $5.1 million for the prior year period.

Investment Portfolio Fair Value: The Company's aggregate investment portfolio depreciated during the quarter ended March 31, 2011, primarily due to depreciation in the debt of Sunshine Media Holdings and certain other proprietary investments. As of March 31, 2011, the entire portfolio was fair valued at 82% of cost, which was a decrease of 4.0% from September 30, 2010.

Net Asset Value: Net asset value was $11.18 per share as of March 31, 2011, as compared to $11.85 per share as of September 30, 2010.

Asset Characteristics: Total assets were $272.5 million as of March 31, 2011, as compared to $270.5 million as of September 30, 2010. At March 31, 2011, the Company had investments in 45 portfolio companies with an aggregate cost basis of $314.2 million and an aggregate fair value of $257.1 million. As of March 31, 2011, the Company's investment portfolio at fair value was comprised of 97.3% in debt securities and 2.7% in equity securities.

Investment Yield: The annualized weighted average yield on the Company's interest-bearing portfolio, excluding cash and cash equivalents, was 11.32% for the quarter ended March 31, 2011, as compared to 10.98% for the prior year period. The increase in the weighted average yield for the quarter ended March 31, 2011 resulted primarily from the repayment of loans with lower stated interest rates subsequent to March 31, 2010.

Highlights for Quarter: For the quarter ended March 31, 2011, the Company reported the following significant activity:

  New Investment Activity: Funded $35.2 million to six new portfolio companies and $3.6 million of investments to existing portfolio companies, through revolver draws or addition of new term notes, for an aggregate of $38.8 million.

  Principal Repayments: Received repayments of $22.0 million, which included two full payoffs and scheduled principal repayments.

  Distributions:  Paid monthly cash distributions of $0.07 per share for each of January, February and March 2011.

Subsequent Events: Subsequent to March 31, 2011, the Company:

  Additional Investments:  Funded $17.3 million of new investments and $0.5 million of additional investments to existing portfolio companies.

  Principal Repayments: Received scheduled repayments of $1.5 million.

  Distributions Declared:

Declaration Date	Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 12	April 19	April 22	April 29	$ 0.07
April 12	May 18	May 20	May 31	0.07
April 12	June 16	June 20	June 30	0.07
Total for the Quarter:				$ 0.21

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Summary Information: The following chart is a summary of some of the unaudited information reported above (dollars in thousands, except per share data):

	March 31, 2011	March 31, 2010
For quarter ended:
Net investment income	$4,428	$4,474
Net (decrease) increase in results of operations	(8,381)	7,980
Weighted average cost basis of interest-bearing investments	256,900	309,600
Average yield on interest-bearing investments	11.32%	10.98%
Total dollars invested	$40,614	$4,903
Total dollars repaid	22,760	23,402
Average borrowings outstanding	14,500	61,000

For 6 months ended:
Net investment income	$ 9,066	$8,902
Net (decrease) increase in results of operations	(6,250)	14,306
Weighted average cost basis of interest-bearing investments	262,700	311,200
Average yield on interest-bearing investments	11.37%	11.29%
Total dollars invested	$ 52,408	$6,967
Total dollars repaid	36,004	41,588
Average borrowings outstanding	17,200	70,000

As of:	March 31, 2011	September 30, 2010
Fair value as a percent of cost	82%	86%
Net asset value per share	$11.18	$11.85
Number of portfolio companies	45	39
Total assets	$272,536	$270,518

Comments from President Chip Stelljes: "During the quarter, we invested $35.2 million in six new portfolio companies and an additional $17.3 million after quarter end in three additional portfolio companies. We are pleased with our increased new investment activity, and with a current outstanding balance of $47.2 million on our $127.0 million line of credit, we are actively reviewing new investment opportunities and believe that we will be able to continue our increased new investment activity over the next twelve months."

Conference Call for Stockholders: The Company will hold a conference call on May 4, 2011 at 8:30 am EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for questions. A replay of the conference call will be available through June 6, 2011. To hear the replay, please dial (877) 344-7529 and use conference number 449393. The replay will be available approximately one hour after the call concludes.

The live audio broadcast of the Company's quarterly conference call will be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through July 5, 2011.

Warning: The financial statements below are without footnotes so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended March 31, 2011, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCapital.com. To obtain a paper copy from us, please contact us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

Who we are: Gladstone Capital Corporation is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium-sized businesses. Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone family of funds, please visit www.gladstone.com.

The statements in this press release regarding the timing and the Company's ability to increase new investment activity are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market, and those factors listed under the caption "Risk Factors" of the post-effective amendment of the Company's registration statement on Form N-2 (File No. 333-162592), filed by the Company with the SEC on April 7, 2011 (the "Form N-2"). The risk factors set forth in the Form N-2 under the caption "Risk Factors" are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF ASSETS & LIABILITIES (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	March 31,	September 30,
	2011	2010
ASSETS
Cash	$ 8,871	$ 7,734
Investments at fair value
Non-Control/Non-Affiliate investments (Cost of $229,517 and $244,140, respectively)	208,461	223,737
Control investments (Cost of $84,718 and $54,076, respectively)	48,652	33,372
Total investments at fair value (Cost of $314,235 and $298,216, respectively)	257,113	257,109
Interest receivable – investments in debt securities	2,379	2,648
Interest receivable – employees	122	104
Due from custodian	1,279	255
Deferred financing fees	1,361	1,266
Prepaid assets	744	799
Other assets	667	603
TOTAL ASSETS	$ 272,536	$ 270,518

LIABILITIES
Borrowings at fair value (Cost of $33,200 and $16,800, respectively)	$ 33,646	$ 17,940
Accounts payable and accrued expenses	456	752
Interest payable	120	693
Fee due to Administrator	175	267
Fees due to Adviser	1,791	673
Other liabilities	1,133	947
TOTAL LIABILITIES	37,321	21,272

NET ASSETS	$ 235,215	$ 249,246

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 50,000,000 shares authorized and 21,039,242 shares issued and outstanding at March 31, 2011 and September 30, 2010	$ 21	$ 21
Capital in excess of par value	326,935	326,935
Notes receivable – employees	(6,049)	(7,103)
Net unrealized depreciation on investments	(57,121)	(41,108)
Net unrealized appreciation on borrowings	(446)	(1,140)
Overdistributed net investment income	—	(1,103)
Accumulated net realized losses	(28,125)	(27,256)
TOTAL NET ASSETS	$ 235,215	$ 249,246
NET ASSETS PER SHARE	$ 11.18	$ 11.85

GLADSTONE CAPITAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
INVESTMENT INCOME
Interest income
Non-Control/Non-Affiliate investments	$ 6,055	$ 7,675	$ 12,651	$ 16,045
Control investments	1,113	709	2,240	1,477
Notes receivable from employees	122	108	244	221
Total interest income	7,290	8,492	15,135	17,743
Other income	1,108	1,322	1,270	1,875
Total investment income	8,398	9,814	16,405	19,618

EXPENSES
Loan servicing fee	757	852	1,599	1,781
Base management fee	608	739	1,113	1,459
Incentive fee	1,102	1,072	2,261	1,447
Administration fee	175	176	361	354
Interest expense	478	1,136	358	2,671
Amortization of deferred financing fees	368	449	664	943
Professional fees	201	219	534	1,131
Other expenses	383	703	603	965
Expenses before credits from Adviser	4,072	5,346	7,493	10,751
Credits to fees from Adviser	(102)	(6)	(154)	(35)
Total expenses net of credits to fees	3,970	5,340	7,339	10,716

NET INVESTMENT INCOME	4,428	4,474	9,066	8,902

REALIZED AND UNREALIZED (LOSS) GAIN ON:
Net realized gain (loss) on investments	5	892	5	(28)
Net unrealized (depreciation) appreciation on investments	(13,069)	2,483	(16,014)	5,082
Net unrealized depreciation on borrowings	255	131	693	350
Net (loss) gain on investments and borrowings	(12,809)	3,506	(15,316)	5,404

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$ (8,381)	$ 7,980	$ (6,250)	$ 14,306

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE:
Basic and Diluted	$ (0.40)	$ 0.38	$ (0.30)	$0.68

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	21,039,242	21,075,445	21,039,242	21,081,576

GLADSTONE CAPITAL CORPORATION FINANCIAL HIGHLIGHTS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA) (UNAUDITED)
	Three Months Ended March 31,		Six Months Ended March 31
	2011	2010	2011	2010
Per Share Data(1)
Net asset value at beginning of period	$ 11.74	$ 11.92	$ 11.85	$ 11.81
Income from investment operations:
Net investment income(2)	0.21	0.21	0.43	0.42
Net realized gain on investments(2)	—	0.04	—	—
Net unrealized (depreciation) appreciation on investments(2)	(0.62)	0.12	(0.76)	0.24
Net unrealized appreciation on borrowings(2)	0.01	0.01	0.03	0.02
Total from investment operations	(0.40)	0.38	(0.30)	0.68

Distributions to stockholders(3)	(0.21)	(0.21)	(0.42)	(0.42)
Conversion of former employee stock option loans from recourse to non-recourse	—	(0.02)	—	(0.02)
Reclassification of principal on employee note	—	—	—	0.02
Repayment of principal on employee note	0.05	—	0.05	—
Anti-dilutive effect from retirement of employee loan shares	—	0.03	—	0.03
Net asset value at end of period	$ 11.18	$ 12.10	$ 11.18	$ 12.10

Per share market value at beginning of period	$ 11.52	$ 7.96	$ 11.27	$ 8.93
Per share market value at end of period	11.31	11.80	11.31	11.80
Total return(4)(5)	1.86%	56.94%	4.12%	38.77%
Shares outstanding at end of period	21,039,242	21,039,242	21,039,242	21,039,242
Statement of Assets and Liabilities Data:
Net assets at end of period	$ 235,215	$ 254,549	$ 235,215	$254,549
Average net assets(6)	252,457	251,111	249,985	249,993
Senior Securities Data:
Total borrowings	33,646	53,000	33,646	53,000
Asset coverage ratio(7)(8)	797%	575%	797%	575%
Asset coverage per unit(8)	$ 7,966	$ 5,754	$ 7,966	$ 5,754
Ratios/Supplemental Data:
Ratio of expenses to average net assets-annualized(9)	6.43%	8.52%	6.00%	8.60%
Ratio of net expenses to average net assets-annualized(10)	6.27	8.51	5.87	8.57
Ratio of net investment income to average net assets-annualized	7.04	7.13	7.25	7.12

(1) Based on actual shares outstanding at the end of the corresponding period.
(2) Based on weighted average basic per share data.
(3) Distributions are determined based on taxable income calculated in accordance with income tax regulations, which may differ from amounts determined under accounting principles generally accepted in the United States of America.
(4) Total return equals the change in the ending market value of the Company's common stock from the beginning of the period, taking into account distributions reinvested in accordance with the terms of the Company's dividend reinvestment plan. Total return does not take into account distributions that may be characterized as a return of capital.
(5) Amounts were not annualized.
(6) Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.
(7) As a business development company, the Company is generally required to maintain a ratio of at least 200% of total assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings and guaranty commitments.
(8) Asset coverage ratio is the ratio of the carrying value of the Company's total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness (including interest payable and guarantees). Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per one thousand dollars of indebtedness.
(9) Ratio of expenses to average net assets is computed using expenses before credits from our Adviser to the base management and incentive fees but includes income tax expense.
(10) Ratio of net expenses to average net assets is computed using total expenses net of credits from our Adviser to the base management and incentive fees but includes income tax expense.

CONTACT: Gladstone Capital Corporation, +1-703-287-5893